     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES STRONG FOURTH QUARTER AND YEAR-END RESULTS, INCLUDING RECORD CRUDE OIL PRODUCTION FOR THE QUARTER AND RECORD CRUDE OIL RESERVES

HOUSTON, February 24, 2015 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the fourth quarter of 2014 and provided an operational update, which included the following highlights:

•	Record Oil Production of 22,130 Bbls/d, 70% above the fourth quarter of 2013

•	Record Total Production of 37,696 Boe/d, 52% above the fourth quarter of 2013

•	Oil Revenue of $140.9 million, representing 86% of total revenue, and 28% above the fourth quarter of 2013

•	Total Revenue of $163.3 million, 26% above the fourth quarter of 2013

•	Income From Continuing Operations of $129.5 million, or $2.79 per diluted share, and Adjusted Net Income (as defined below) of $14.8 million, or $0.32 per diluted share

•	Adjusted EBITDA (as defined below) of $128.5 million, 27% above the fourth quarter of 2013

•	Delivered 513% reserve replacement from all sources with a drill-bit F&D cost of $15.73 per Boe

•	Reiterating 2015 crude oil production growth target of 17%

Carrizo reported fourth quarter of 2014 income from continuing operations of $129.5 million, or $2.84 and $2.79 per basic and diluted share, respectively, as compared to a loss from continuing operations of $22.2 million, or ($0.52) per basic and diluted share in the fourth quarter of 2013. The income from continuing operations for the fourth quarter of 2014 includes certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the statements of operations included below, for the fourth quarter of 2014 was $14.8 million, or $0.32 per basic and diluted share compared to $16.5 million, or $0.39 and $0.38 per basic and diluted share, respectively, in the fourth quarter of 2013.

For the fourth quarter of 2014, adjusted earnings before interest, income taxes, depreciation, and depletion and amortization, as described in the statements of operations included below (“Adjusted EBITDA”), was $128.5 million, an increase of 27% from the prior year quarter.

Production volumes during the fourth quarter of 2014 were 3,468 MBoe, or 37,696 Boe/d, an increase of 52% versus the fourth quarter of 2013 and 12% versus the prior quarter. The year-over-year production growth was driven primarily by strong results from the Company's Eagle Ford Shale assets. Oil production during the fourth quarter of 2014 averaged 22,130 Bbls/d, an increase of 70% versus the fourth quarter of 2013 and 11% versus the prior quarter; natural gas and NGL production averaged 93,413 Mcfe/d during the fourth quarter of 2014. Fourth quarter of 2014 production exceeded the high end of Company guidance for both oil and natural gas and NGLs due primarily to strong performance from the Company’s Eagle Ford Shale assets and a lower-than-expected amount of voluntary production curtailments from its Marcellus Shale assets.

Drilling and completion capital expenditures for the fourth quarter of 2014 were $186.9 million. Approximately 63% of the fourth quarter drilling and completion spending was in the Eagle Ford Shale. Land and seismic expenditures during the quarter were $19.2 million. For 2015, Carrizo's drilling and completion capital expenditure plan is unchanged at $450.0-$470.0 million. The Company's 2015 land and seismic capital expenditure plan is also unchanged at $35.0 million; Carrizo currently expects to allocate the majority of this capital to bolt-on acreage acquisitions in the Eagle Ford Shale.

Carrizo is maintaining its 2015 oil production guidance of 21,800-22,400 Bbls/d. Using the midpoint of this range, the Company's 2015 oil production growth guidance equates to 17%. For natural gas and NGLs, Carrizo is also maintaining its 2015 guidance of 65-75 MMcfe/d. For the first quarter of 2015, Carrizo expects oil production to be 20,300-20,700 Bbls/d and natural gas and NGL production to be 63-73 MMcfe/d. A summary of Carrizo's production and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “This was another strong quarter for Carrizo as we once again delivered crude oil production growth that exceeded our forecast. The continued outperformance versus our forecast is a testament not only to the quality of our assets but also to the quality of our technical and operational team.

"While 2014 was a record year for Carrizo as we delivered crude oil production growth of approximately 63%, this year is shaping up to be a more challenging environment given the sell-off in commodity prices. However, with our combination of high-return assets, operational flexibility, and a strong balance sheet, we believe we are well positioned to manage the downturn and take advantage of quality opportunities that may arise.

"We currently have a deep inventory of drilling locations that are economical even at today's depressed commodity prices, with more than half of our inventory being economical below $50/Bbl oil. And in the Eagle Ford Shale, where we plan to spend most of our capital this year, over 80% of the more than 930 net wells we have in inventory are expected to be economical below $44/Bbl oil. Despite the low breakeven cost of our assets, we think the prudent thing to do in this environment is to downshift our production growth until commodity prices recover. Our 2015 drilling and completion plan currently calls for us to spend approximately 35% less capital than last year and hold our oil production roughly flat with the fourth quarter of 2014. This should maintain our strong balance sheet and also position us to quickly resume rapid oil production growth once commodity prices recover.

"We remain focused on cost savings in the current environment, and continue to make good progress on this front. Currently, we have achieved drilling cost reductions of approximately 8% and completion cost reductions of approximately 19% from late 2014 levels, which puts us ahead of the projected cost savings pace we outlined at our recent analyst conference."

2014 Proved Reserves

The Company’s proved reserves as of December 31, 2014 were 151.1 MMBoe, a 49% increase over year-end 2013, including a record 100.7 MMBbls of crude oil, a 62% increase over year-end 2013. The Company’s PV-10 value was a record $3.3 billion as of December 31, 2014.

The table below summarizes the Company’s year-end 2014 proved reserves and PV-10 by region as determined by the Company’s independent reservoir engineers, Ryder Scott Company, L.P. in accordance with Securities and Exchange Commission guidelines, using pricing for the twelve months ended December 31, 2014 based on the West Texas Intermediate benchmark crude oil price of $94.99/Bbl and the Henry Hub benchmark natural gas price of $4.35/MMBtu, before adjustment for differentials.

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)	($MM)
Eagle Ford	96.1	12.8	81.8	122.5	$2,967
Niobrara	4.4	0.6	3.8	5.6	131
Marcellus	—	—	133.5	22.3	145
Utica and other	0.2	0.1	1.9	0.7	18
Total	100.7	13.5	221.0	151.1	$3,261

The table below summarizes the changes in the Company’s proved reserves during 2014.

	Crude Oil	NGLs	Natural Gas	Total
	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)
Proved reserves - December 31, 2013	62.0	8.2	188.0	101.5
Revisions of previous estimates	3.1	1.2	18.9	7.6
Extensions and discoveries	29.8	3.7	30.3	38.5
Purchases of reserves in place	12.7	1.3	8.7	15.5
Production	(6.9)	(0.9)	(24.9)	(12.0)
Proved reserves - December 31, 2014	100.7	13.5	221.0	151.1
Proved developed - December 31, 2014	35.2	5.3	149.7	65.5

The following table summarizes the Company’s costs incurred in oil and gas property acquisition, exploration and development activities for the year ended December 31, 2014.

Total
($MM)
Property acquisition costs
Proved property acquisition costs	$183.6
Unproved property acquisition costs	215.0
Total property acquisition costs	398.6
Exploration costs	195.0
Development costs	530.3
Total costs incurred (1)	$1,123.9

(1)	Total costs incurred includes capitalized general and administrative expense and asset retirement obligations and excludes capitalized interest.

2014 highlights include:

•	Total reserve replacement from all sources was 513% at an all sources F&D cost of $18.25 per Boe

•	Excluding acquisitions, reserve replacement was 384% at a drill-bit F&D cost of $15.73 per Boe

•	Crude oil reserve replacement from all sources was 661%

•	Crude oil represents 67% of total proved reserves and 88% of the total PV-10 value at December 31, 2014

•	Proved developed reserves increased to 65.5 MMBoe at year-end 2014, a 68% increase from the 38.9 MMBoe at year-end 2013

•	43% of total proved reserves at December 31, 2014 are classified as proved developed, compared to 38% at year-end 2013

•	Eagle Ford reserves increased to 122.5 MMBoe, a 66% increase from the 73.9 MMBoe at year-end 2013

Operational Update

In the Eagle Ford Shale, Carrizo drilled 21 gross (19.1 net) operated wells during the fourth quarter, and completed 12 gross (9.9 net) wells. Crude oil production from the play rose to approximately 19,700 Bbls/d for the quarter, an increase of roughly 11% versus the prior quarter. At the end of the quarter, Carrizo had 25 gross (22.5 net) operated Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of more than 8,400 Bbls/d. The Company is currently running one rig in the Eagle Ford Shale while it awaits delivery of two new build Generation 3 rigs in March. Once these rigs have been delivered, the Company expects to run a three-rig program in the Eagle Ford Shale for the balance of the year. Carrizo currently expects to drill approximately 61 gross (54 net) operated wells in the play during 2015.

Carrizo is currently developing its Eagle Ford Shale acreage on a combination of 330 ft. and 500 ft. spacing. As highlighted in the recent analyst conference presentation, Carrizo continues to be pleased with the performance of its wells drilled on 330 ft. spacing as it has yet to see any interference between the wells. Of the Company's year-end 2014 drilling inventory of more than 930 net locations, about 65% are 330-ft.-spaced locations. Carrizo is testing 330 ft. spacing on its remaining acreage, and currently has four two-well pads online in these areas with two additional pads scheduled to be brought online in the first half of the year. The Company plans to provide an update on these wells later this year once it has more production data. Downspacing to 330 ft. on the Company’s remaining Eagle Ford Shale acreage would add another approximately 150 net locations to the Company’s inventory. Carrizo is also testing a stagger stack concept in the Eagle Ford Shale during 2015, which may allow it to further reduce effective lateral spacing in the lower Eagle Ford below 330 ft.

Carrizo has continued to add bolt-on acres to its position in the Eagle Ford Shale, with the added acreage located within the volatile oil window primarily in LaSalle County. The Company’s position in the trend now stands at approximately 82,000 net acres. This represents an increase of approximately 1,000 net acres since year-end 2014. Carrizo continues to lease acreage in the core volatile oil window of the Eagle Ford Shale.

In the Utica Shale, Carrizo drilled 3 gross (2.2 net) operated wells during the fourth quarter, and completed 1 gross (0.5 net) well. Condensate production during the quarter was approximately 150 Bbls/d, and was entirely attributable to non-operated wells. Due to the downturn in commodity prices, the Company elected to release the rig it was operating in the Utica Shale earlier this quarter. At the end of the fourth quarter, the Company had two wells waiting on completion on its Wagler pad in northern Guernsey County, Ohio. Both wells have since been completed and are currently resting. Carrizo operates the Wagler wells with an 83% working interest. While Carrizo does not currently plan to drill or complete any additional Utica Shale wells this year, it is laying the groundwork to ramp activity back up in 2016 in the event of an improved commodity price environment.

The Company continues to be encouraged by the performance of its second operated well in the Utica Shale, the Brown 1H in Guernsey County. The well has been flowing for approximately 28 days and has averaged 478 Bbl/d of condensate. The well has recently been flowing at a stabilized rate of more than 525 Bbl/d of condensate and 1.1 MMcfe/d of rich natural gas on a 22/64 in. adjustable choke. Carrizo operates the Brown 1H well with a 50% working interest.

In the Niobrara Formation, Carrizo drilled 8 gross (4.2 net) operated wells during the fourth quarter, and completed 5 gross (1.8 net) wells. Crude oil production from the Niobrara was approximately 2,300 Bbls/d for the quarter, roughly flat with the prior quarter. Carrizo is currently operating one rig in the Niobrara and expects to drill 12 gross (4 net) operated wells during 2015. The Company also expects to continue to participate with Whiting and Noble in high-density projects in the play within its core area.

In the Marcellus Shale, Carrizo did not complete any operated wells during the fourth quarter. Natural gas production from the Marcellus was 52.5 MMcf/d in the fourth quarter, up from 44.1 MMcf/d in the prior quarter due to a lower level of voluntary production curtailments. However, in recent months, local market prices in Appalachia have weakened significantly. As a result, the Company expects voluntary curtailments in 2015 to exceed the amount curtailed in 2014. Due to the voluntary curtailments and infrastructure limitations, Carrizo continues to produce well below its productive capacity in the play, which the Company estimates to be approximately 90 MMcf/d. For 2015, Carrizo expects to have only a minimal amount of capital allocated to the Marcellus Shale.

Financial Position and Liquidity

As of December 31, 2014, Carrizo had total debt outstanding of $1,354.4 million and cash and cash equivalents of $10.8 million. Net Debt to Adjusted EBITDA (as defined by the agreement governing the revolving credit facility and based on the trailing four quarters) was 2.3x for the fourth quarter. The borrowing base on the Company’s senior credit facility is currently $800.0 million, with an elected commitment of $685.0 million, and as of February 20, 2015, Carrizo had $210.0 million drawn on the facility, which includes the payment of the remaining balance of approximately $150.0 million for the recent Eagle Ford Minerals acquisition.

Hedging Activity

During the first quarter of 2015, Carrizo entered into derivative transactions offsetting its existing crude oil hedge positions covering the periods from March 2015 through December 2016. As a result, the Company has locked in $166.4 million of cash flows to be received from those crude oil hedges which will be recognized as revenue and Adjusted EBITDA in the periods the cash is received. Subsequently, the Company entered into costless collars for the periods from March 2015 through December 2016 which will continue to provide the Company with solid downside protection on 12,200 Bbls/d in 2015 and 4,000 Bbls/d in 2016 of crude oil at prices below the floor of $50/Bbl yet allow Carrizo to benefit from an increase in crude oil up to the ceiling of $66.46/Bbl in 2015 and $76.50/Bbl in 2016.

Carrizo currently has hedges in place for approximately 55% of estimated crude oil production for 2015 (based on the midpoint of guidance). For the year, the Company has hedged approximately 12,200 Bbls/d of crude oil at a weighted average floor price of $56.91/Bbl (comprised of 1,697 Bbls/d of swaps at an average price of $92.98/Bbl and 10,503 Bbls/d of collars with an average floor price of $50.99/Bbl).

Carrizo also has hedges in place for over 40% of estimated natural gas and NGL production for 2015 (based on the midpoint of guidance). For the year, the Company has swaps on approximately 30,000 MMBtu/d at a weighted average price of $4.29/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2014 fourth quarter financial results on Tuesday, February 24, 2015 at 9:00 AM Central Standard Time. To participate in the call, please dial (800) 754-1382 (U.S. & Canada) or +1 (212) 231-2932 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, March 3, 2015 at 10:59 AM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21761654 for U.S., Canadian and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on “Fourth Quarter 2014 Earnings Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Non-GAAP Measures

This release makes reference to adjusted EBITDA, adjusted net income, adjusted total revenues, discretionary cash flows from continuing operations, PV-10 value, all sources and drill-bit F&D cost, reserve replacement from all sources and reserve replacement excluding acquisitions, all of which are non-GAAP measures.

The following table reconciles the standardized measure of future net cash flows, the most directly comparable GAAP measure, to the pre-tax PV-10 value of the Company’s proved reserves as of December 31, 2014.

Reconciliation of Standardized Measure of Discounted Future Net Cash Flows (GAAP) to PV-10 Value (Non-GAAP)	As of December 31, 2014 (in millions)
Standardized measure of discounted future net cash flows (GAAP)	$2,555
Add: present value of future income taxes discounted at 10% per annum	706
PV-10 value (Non-GAAP)	$3,261

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells, rig program, effect of transactions offsetting hedge positions, production, average well returns, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing and levels of production, downspacing, crude oil production potential and growth, oil and gas prices, downspacing results, drilling and completion activities, drilling inventory, including timing thereof, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2013 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues
Crude oil	$140,882	$110,227	$610,483	$421,311
Natural gas liquids	5,381	3,998	25,050	15,530
Natural gas	17,012	15,503	74,654	83,341
Total revenues	163,275	129,728	710,187	520,182
Net cash from derivative settlements	11,970	2,208	(13,529)	12,491
Adjusted total revenues	175,245	131,936	696,658	532,673
Costs and Expenses
Lease operating	23,155	11,902	74,157	46,828
Production taxes	6,878	5,124	29,544	19,811
Ad valorem taxes	2,881	1,853	8,450	8,701
General and administrative	13,879	11,735	51,151	45,119
Total costs and expenses	46,793	30,614	163,302	120,459
Adjusted EBITDA, as defined	$128,452	$101,322	$533,356	$412,214
Adjusted EBITDA per common share-Basic	$2.81	$2.36	$11.76	$10.11
Adjusted EBITDA per common share-Diluted	$2.77	$2.32	$11.55	$9.97

Other items of expense included in Adjusted Net Income, as defined
Depreciation, depletion and amortization	($88,471)	($62,704)	($317,383)	($214,291)
Interest expense, net	(16,614)	(12,322)	(53,171)	(54,689)
Adjusted income before income taxes	23,367	26,296	162,802	143,234
Adjusted income tax expense	(8,529)	(9,756)	(59,423)	(53,140)
Adjusted Net Income, as defined	$14,838	$16,540	$103,379	$90,094
Adjusted net income per common share-Basic	$0.32	$0.39	$2.28	$2.21
Adjusted net income per common share-Diluted	$0.32	$0.38	$2.24	$2.18

Other items of income (expense) included in Income From Continuing Operations
Non-cash gain (loss) on derivatives, net	$178,784	($4,139)	$215,436	($30,908)
Stock-based compensation (expense) benefit, net	2,331	(10,035)	(25,878)	(29,373)
Other income (expense), net	(614)	(1,910)	(2,150)	(2,815)
Loss on sale of Barnett Shale properties	—	(45,377)	—	(45,377)
Income (Loss) From Continuing Operations Before Income Taxes	203,868	(35,165)	350,210	34,761
Income tax (expense) benefit	(74,417)	12,950	(127,927)	(12,903)
Income (Loss) From Continuing Operations	$129,451	($22,215)	$222,283	$21,858
Income (Loss) From Discontinued Operations, Net of Income Taxes	4,808	(1,774)	4,060	21,825
Net Income (Loss)	$134,259	($23,989)	$226,343	$43,683

Net Income (Loss) Per Common Share - Basic
Income (loss) from continuing operations	$2.84	($0.52)	$4.90	$0.54
Income (loss) from discontinued operations, net of income taxes	0.10	(0.04)	0.09	0.53
Net income (loss)	$2.94	($0.56)	$4.99	$1.07

Net Income (Loss) Per Common Share - Diluted
Income (loss) from continuing operations	$2.79	($0.52)	$4.81	$0.53
Income (loss) from discontinued operations, net of income taxes	0.10	(0.04)	0.09	0.53
Net income (loss)	$2.89	($0.56)	$4.90	$1.06

Weighted Average Common Shares Outstanding
Basic	45,656	42,853	45,372	40,781
Diluted	46,455	43,583	46,194	41,355

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$10,838	$157,439
Accounts receivable, net	92,946	111,195
Derivative assets	171,101	—
Deferred income taxes	—	4,201
Other current assets	3,736	6,926
Total current assets	278,621	279,761
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	2,086,727	1,408,484
Unproved properties, not being amortized	535,197	377,437
Other property and equipment, net	7,329	8,294
Total property and equipment, net	2,629,253	1,794,215
Derivative assets	43,684	9,284
Debt issuance costs	25,403	22,899
Other assets	4,515	4,601
Total Assets	$2,981,476	$2,110,760

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$106,819	$57,146
Revenues and royalties payable	66,954	79,136
Accrued capital expenditures	106,149	87,031
Accrued interest	21,149	17,430
Advances for joint operations	8,814	19,967
Liabilities of discontinued operations	4,405	10,936
Deferred income taxes	61,258	—
Other current liabilities	48,756	51,189
Total current liabilities	424,304	322,835
Long-term debt	1,351,346	900,247
Liabilities of discontinued operations	8,394	17,336
Deferred income taxes	77,349	16,856
Asset retirement obligations	12,187	6,576
Other liabilities	4,455	5,306
Total liabilities	1,878,035	1,269,156
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 46,127,924 issued and outstanding as of December 31, 2014 and 45,468,675 issued and outstanding as of December 31, 2013	461	455
Additional paid-in capital	915,436	879,948
Retained earnings (Accumulated deficit)	187,544	(38,799)
Total shareholders’ equity	1,103,441	841,604
Total Liabilities and Shareholders’ Equity	$2,981,476	$2,110,760

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Cash Flows From Operating Activities
Net income (loss)	$134,259	($23,989)	$226,343	$43,683
(Income) loss from discontinued operations, net of income taxes	(4,808)	1,774	(4,060)	(21,825)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	88,471	62,704	317,383	214,291
Non-cash (gain) loss on derivatives, net	(178,784)	5,102	(215,436)	30,908
Loss on sale of oil and gas properties	—	45,377	—	45,377
Stock-based compensation, net	(2,331)	10,035	25,878	29,373
Deferred income taxes	74,417	(14,919)	127,927	10,934
Non-cash interest expense, net	2,251	715	4,272	3,932
Other, net	4,084	1,915	2,379	3,704
Changes in operating assets and liabilities-
Accounts receivable	433	9,647	(1,334)	11,557
Accounts payable	(5,786)	(25,248)	27,238	13,595
Accrued liabilities	2,277	(14,637)	(3,096)	(12,588)
Other, net	(895)	(1,255)	(5,219)	(5,467)
Net cash provided by operating activities from continuing operations	$113,588	$57,221	$502,275	$367,474
Changes in working capital attributable to operating activities and other non-recurring items, net	3,971	31,493	(16,906)	(7,097)
Discretionary cash flows from continuing operations	$117,559	$88,714	$485,369	$360,377

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Total production volumes -
Crude oil (MBbls)	2,036	1,199	6,906	4,231
NGLs (MBbls)	278	123	926	531
Natural gas (MMcf)	6,926	5,742	24,877	31,422
Total Natural gas and NGLs (MMcfe)	8,594	6,480	30,433	34,608
Total barrels of oil equivalent (MBoe)	3,468	2,279	11,978	9,999

Daily production volumes by product -
Crude oil (Bbls/d)	22,130	13,033	18,921	11,592
NGLs (Bbls/d)	3,022	1,337	2,537	1,455
Natural gas (Mcf/d)	75,283	62,413	68,156	86,088
Total Natural gas and NGLs (Mcfe/d)	93,413	70,435	83,378	94,816
Total barrels of oil equivalent (Boe/d)	37,696	24,772	32,816	27,395

Daily production volumes by region (Boe/d) -
Eagle Ford	25,220	13,949	21,131	12,628
Niobrara	2,846	2,031	2,585	1,724
Barnett	—	2,156	—	6,625
Marcellus	8,748	6,502	8,354	6,139
Utica and other	882	134	746	279
Total barrels of oil equivalent (Boe/d)	37,696	24,772	32,816	27,395

Average realized prices -
Crude oil ($ per Bbl)	$69.20	$91.93	$88.40	$99.58
Crude oil ($ per Bbl) - including impact of derivative settlements	$74.69	$91.21	$87.06	$98.23
NGLs ($ per Bbl)	$19.36	$32.50	$27.05	$29.25
Natural gas ($ per Mcf)	$2.46	$2.70	$3.00	$2.65
Natural gas ($ per Mcf) - including impact of derivative settlements	$2.57	$3.23	$2.83	$3.23
Natural gas and NGLs ($ per Mcfe)	$2.61	$3.01	$3.28	$2.86

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF FEBRUARY 20, 2015
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS (1)

			Weighted Average	Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price	Sold Put Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q1 2015	Total Volume	12,200
	Fixed Price Swaps	6,883	$92.98
	Costless Collars	4,661	$53.94	$69.83
	Three-way Collars	656	$85.00	$105.00	$65.00
Q2 2015	Total Volume	12,200
	Costless Collars	12,200	$50.00	$66.46
Q3 2015	Total Volume	12,200
	Costless Collars	12,200	$50.00	$66.46
Q4 2015	Total Volume	12,200
	Costless Collars	12,200	$50.00	$66.46
FY 2016	Total Volume	4,000
	Costless Collars	4,000	$50.00	$76.50

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted Average
		Volume	Floor Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)
Q1 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29
Q2 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29
Q3 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29
Q4 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29

(1)
On February 11, 2015, Carrizo entered into derivative transactions offsetting its existing crude oil derivative contracts covering the periods from March 2015 through December 2016. Both the existing crude oil derivative contracts as well as the offsetting positions have been excluded from the table above. As a result, in addition to the net cash to be paid or received from settlements of the derivative contracts listed above, Carrizo will receive cash from, and will recognize revenue and Adjusted EBITDA for, the offsetting transactions as follows:

FIXED REVENUE AND ADJUSTED EBITDA FROM OFFSETTING HEDGE TRANSACTIONS

Period	Net Cash from Derivative Settlements (in thousands)
Q2 2015	$39,968
Q3 2015	$39,968
Q4 2015	$38,966

Q1 2016	$18,338
Q2 2016	$9,266
Q3 2016	$9,266
Q4 2016	$7,912

Q1 2017	$2,695

CARRIZO OIL & GAS, INC.
FIRST QUARTER AND FULL YEAR 2015 GUIDANCE SUMMARY

	First Quarter 2015	Full Year 2015
Daily Production Volumes -
Crude oil (Bbls/d)	20,300 - 20,700	21,800 - 22,400
Natural gas and NGLs (Mcfe/d)	63,000 - 73,000	65,000 - 75,000
Total (Boe/d)	30,800 - 32,867	32,633 - 34,900

Net cash from derivative settlements (in millions)	$49.0 - $50.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.75 - $7.50	$6.75 - $7.50
Production taxes (% of total revenues)	4.25% - 4.50%	4.25% - 4.75%
Ad valorem taxes (in millions)	$2.8 - $3.8	$11.0 - $15.0
General and administrative (in millions)	$18.5 - $19.0	$54.0 - $56.0
DD&A ($/Boe)	$25.00 - $26.00	$24.50 - $25.50

Drilling and completion capital expenditures (in millions)	N/A	$450.0 - $470.0